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                                                                    EXHIBIT 21.1

  SUBSIDIARIES OF THE REGISTRANT

   NovaStar Financial, Inc., a Maryland corporation, and its subsidiaries

     .  NovaStar Assets Corporation, a Delaware corporation

     .  NovaStar Mortgage Funding Corporation, a Delaware corporation

     .  NovaStar Certificates Financing Corporation, a Delaware corporation

     .  NovaStar Capital Access Corporation, a Delaware corporation

   NFI Holding Corporation, a Delaware corporation, and its subsidiaries

     .  NovaStar Mortgage, a Virginia corporation

     .  The Hiresource, Inc., a Delaware corporation

     .  NovaStar Capital, Inc., a Delaware corporation

     .  NovaStar Mortgage Funding Corporation II, a Delaware corporation

     .  NovaStar REMIC Financing Corporation, a Delaware corporation